Exhibit 99.1

Press Release

Media Contact:	Jeffrey D. Moder 319.295.0591 jdmoder@rockwellcollins.com

Investor Contact:	David Brehm 319.295.7575 investorrelations@rockwellcollins.com

Rockwell Collins reports EPS of $1.43 for Fiscal Year 2003;

net income increases $22 million to $258 million

CEDAR RAPIDS, Iowa (November 11, 2003) – Rockwell Collins, Inc. (NYSE: COL) today reported net income for the fiscal year ended September 30, 2003 of $258 million. This represents an increase of $22 million, which is 9% greater than the $236 million reported for fiscal year 2002. Earnings per share for fiscal year 2003 were $1.43, an increase of 15 cents or 12% from the $1.28 reported last year.

Sales for fiscal year 2003 were $2.54 billion versus $2.49 billion last year. Cash provided by operating activities for fiscal year 2003 was $374 million versus $453 million reported last year. Free cash flow for fiscal year 2003 was $306 million versus $397 million reported last year. A table reconciling cash provided by operating activities to free cash flow is included in the condensed cash flow information in this release.

“Our 2003 financial results highlight the advantage that our balanced business model affords Rockwell Collins,” said Rockwell Collins Chairman, President and Chief Executive Officer Clay Jones. “The strength of our Government Systems business and our employees’ continued focus on controlling costs offset the weakness we experienced in our Commercial Systems business this year.”

The company’s focus on financial efficiency and driving shareholder value in fiscal year 2003 was evidenced by a double-digit percentage improvement in full year earnings per share and $154 million in share repurchases.

“Despite unforeseen events during the year such as the war in Iraq and the SARS epidemic, we were able to meet the earnings per share expectation that we established at the beginning of the year,” Jones added.

Net income for the fourth quarter of fiscal year 2003 was $73 million, or 40 cents per share, compared with net income of $70 million, or 38 cents per share, for the same period last year. Sales for the fourth quarter of fiscal year 2003 were $743 million versus $698 million for the fourth quarter of fiscal year 2002.

Following is a discussion of fourth quarter sales and operating margins for each business segment.

Commercial Systems

Commercial Systems, which provides aviation electronics systems, products and services to air transport, business and regional aircraft manufacturers and airlines worldwide, reported fourth quarter sales of $354 million, a decrease of $9 million or 2% from the same period last year. Airshow, Inc., acquired by Rockwell Collins in August of 2002, provided $6 million of incremental sales in the fourth quarter of 2003.

As anticipated, sales of commercial aviation electronics systems and products to the air transport, business and regional jet OEM’s declined in the fourth quarter due to lower build rates. This decline was partially offset by higher business and regional jet aftermarket sales from retrofits and service and support activity. Aftermarket sales to the air transport market in the fiscal quarter were comparable to sales for the same period last year.

Commercial Systems’ operating margin for the fourth quarter of fiscal year 2003 declined to 8.8%, compared with 12.1% for the same period in fiscal year 2002. This margin decline was primarily a result of recording a $9 million loss reserve related to in-flight entertainment contracts and higher development costs on our next generation in-flight entertainment system.

Government Systems

Government Systems, which provides aviation electronics, navigation and precision guidance and communications systems, products and services to the United States government, foreign militaries and manufacturers of military platforms, reported fourth quarter sales of $389 million, an increase of $54 million, or 16%, from the same period last year.

The sales increase is attributable to the Joint Tactical Radio System (JTRS) and the Joint Strike Fighter (JSF) development programs along with higher sales in data links, GPS products and in integrated avionics systems for the KC-135.

Government Systems’ operating margin for the fourth quarter of fiscal year 2003 increased to 21.3% compared with 18.2% for the same period in fiscal year 2002. The increase in margins was a result of the business holding its operating expenses flat on higher sales volume along with the continued shift from company-funded to customer-funded research and development expenses, which more than offset the lower operating margins on the JTRS and JSF development contracts. In addition, favorable warranty experience of $7 million was partially offset by higher production start-up costs on several navigation and display programs.

Corporate

Share repurchases in the fourth quarter of fiscal year 2003 were 2.3 million shares at a cost of $61 million. For fiscal year 2003, share repurchases were 6.8 million shares at a cost of $154 million, or $22.56 per share.

In the fourth quarter of fiscal year 2002, the favorable resolution of a legal matter related to an acquisition, offset by reserves recorded for other legal matters, increased net income $5 million, or 3 cents per share.

Business Highlights

•	The General Dynamics – Rockwell Collins team was selected by Boeing to provide the Integrated Computer System (ICS) for the U.S. Army’s Future Combat System (FCS) program. The ICS will be the command, control, communications, computing, intelligence, surveillance and reconnaissance infrastructure used for the FCS family of advanced networked air and ground based systems for use by the Army’s Objective Force. Rockwell Collins portion of the contract totals approximately $100 million, which extends through 2009.

•	The U.S. Naval Inventory Control Point (NAVICP) selected Rockwell Collins to provide management, support and repair services for the F/A-18A/B/C/D and F-14D tactical cockpit displays. The five-year contract has an estimated value of $130 million.

•	Vision Systems International (VSI), a joint venture between Rockwell Collins and Elbit Systems Ltd., was awarded an $85 million contract from Lockheed Martin for the development of VSI’s Helmet Mounted Display (HMD) system for the F-35 Joint Strike Fighter.

•	Rockwell Collins announced eXchange, a broadband connectivity solution for business aircraft which will provide aircraft passengers with two-way cable-quality connectivity worldwide. Certification of the system is expected in early 2005 and the entire Bombardier Global family of aircraft will be the launch customer.

•	Raytheon Aircraft has selected Rockwell Collins’ Pro Line 21 integrated avionics system for the King Air 350 and B200 aircraft. The Pro Line 21 system has already received FAA certification and will be the standard product offering on the aircraft.

•	Air China selected Rockwell Collins to provide avionics for 20 new Airbus A319 aircraft along with the option for 10 additional aircraft. The avionics will include weather radar, multi-mode receiver, transceiver, altimeter, transponder VHF radio and satellite communications.

Fiscal Year 2004 Outlook

For fiscal year 2004, the company continues to anticipate revenues of approximately $2.7 billion and earnings per share between $1.40 and $1.50. Cash provided by operating activities is expected to be $200 million to $250 million after a $125 million company contribution to Rockwell Collins’ pension plans. Operating margins for fiscal year 2004 are estimated to be approximately 17% to 18% for Government Systems and 13% to 14% for Commercial Systems. Capital expenditures for fiscal year 2004 are projected to be approximately $95 million. The fiscal year 2004 revenues and earnings per share estimates are based on the following assumptions:

•	Government Systems is forecasting a 13% increase in revenue and is projected to represent approximately 53% of total company revenues for fiscal year 2004. The company anticipates significant growth from electronic warfare, future combat systems, Joint Tactical Radio System and Joint Strike Fighter development contracts, service and support for the F-14 and F-18 cockpit displays and integrated applications for the special operations helicopter program.

•	Commercial Systems is forecasting flat revenue in fiscal year 2004 versus 2003 and is projected to represent approximately 47% of total company revenues for fiscal year 2004. Higher revenues from the air transport, business and regional jet aftermarket are anticipated to offset a decline in air transport and business jet OEM revenues for the year. Regional jet OEM revenues are anticipated to be flat compared to the prior year.

The aforementioned guidance does not include the impact of Rockwell Collins pending acquisition of NLX, LLC, a leader in integrated training and simulation systems for military and commercial customers which was announced in October 2003. This acquisition is subject to customary closing conditions, including regulatory approvals, and is expected to be completed prior to December 31, 2003. The acquisition is anticipated to be slightly accretive to earnings for the fiscal year ending September 30, 2004.

Conference Call and Webcast Details

Rockwell Collins’ Chairman, President and CEO Clay Jones and Senior Vice President and CFO Larry Erickson will conduct an earnings conference call at 9 a.m. EDT on November 11, 2003. Individuals may listen on the Internet at www.rockwellcollins.com. Listeners are encouraged to go to the Investor Relations portion of the web site at least 15 minutes prior to the call to download and install any necessary software. The call will be available for replay on the Internet at www.rockwellcollins.com through December 11, 2003.

This press release contains statements (including certain projections and business forecasts) that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including, but not limited to, uncertainty following the war in Iraq; the consequence of past and future terrorist attacks; political turmoil in the Middle East; the timing related to restoring consumer confidence in air travel; the health of the global economy as well as the commercial aerospace industry; domestic and foreign government spending, budgetary and trade policies; economic and political changes in international markets where the company competes; demand for and market acceptance of new and existing products; performance of our products; potential cancellation, delay of orders, or changes in procurement practices by our customers; customer bankruptcies; labor work stoppages; recruitment and retention of qualified personnel; performance of our major suppliers and subcontractors; our ability to successfully execute to our internal performance plans; achieving our planned effective tax rate; favorable outcomes of certain customer procurements and Congressional approvals; changes to government policies and regulations; changes to new aircraft build rates; product reliability and cost of repairs; successful execution of our acquisition, strategic and integration plans; and the uncertainties of the outcome of litigation, as well as other risks and uncertainties, including but not limited to those detailed from time to time in the company’s Securities and Exchange Commission filings. These forward-looking statements are made only as of the date hereof and the company assumes no obligation to update any forward-looking statement.

Rockwell Collins is a leader in the design, production and support of communications and aviation electronics solutions for commercial and government customers worldwide. Additional information is available at www.rockwellcollins.com.

ROCKWELL COLLINS, INC.

SEGMENT SALES AND EARNINGS INFORMATION

(Unaudited)

(in millions)

	Three Months Ended September 30		Years Ended September 30
	2003	2002	2003	2002

Sales
Commercial Systems	$354	$363	$1,272	$1,377
Government Systems	389	335	1,270	1,115

Total sales	$743	$698	$2,542	$2,492

Segment operating earnings
Commercial Systems	$31	$44	$137	$174
Government Systems	83	61	250	193

Total segment operating earnings	114	105	387	367

Interest expense	—	(2)	(3)	(6)
Earnings from corporate-level equity affiliate	1	1	4	2
Restructuring adjustment	—	—	—	4
General corporate, net (1) (2)	(11)	(4)	(20)	(26)

Income before income taxes	104	100	368	341

Income tax provision	31	30	110	105

Net income	$73	$70	$258	$236

Diluted earnings per share	$0.40	$0.38	$1.43	$1.28

Average diluted shares outstanding	180.6	183.1	180.1	184.1

(1)	General corporate, net for the year ended September 30, 2003 includes a $20 million gain ($12 million after taxes) related to a favorable tax ruling on an overfunded life insurance reserve trust fund. General corporate, net for the year ended September 30, 2002 includes a net gain of $12 million ($7 million after taxes) related to the favorable resolution of legal matters related to our in-flight entertainment acquisition in 1998 and the sale of a business several years ago, partially offset by reserves recorded for certain other legal matters.
(2)	General corporate, net for the three months ended September 30, 2002 includes a net gain of $8 million ($5 million after taxes) related to the favorable resolution of legal matters related to our in-flight entertainment acquisition in 1998, partially offset by reserves recorded for certain other legal matters.

ROCKWELL COLLINS, INC.

SUMMARY BALANCE SHEET

(Unaudited)

(in millions)

	September 30
	2003	2002
Assets
Cash	$66	$49
Receivables	525	519
Inventories	618	653
Current deferred income taxes	178	191
Income taxes receivable	17	—
Other current assets	23	21

Total current assets	1,427	1,433

Property	401	411
Intangible assets	110	124
Goodwill	330	332
Other assets	323	255

Total assets	$2,591	$2,555

Liabilities and shareowners’ equity
Short-term debt	$42	$132
Accounts payable	198	211
Compensation and benefits	216	219
Income taxes payable	3	20
Product warranty costs	144	152
Other current liabilities	298	304

Total current liabilities	901	1,038
Retirement benefits	824	495
Other liabilities	33	35
Shareowners’ equity	833	987

Total liabilities and shareowners’ equity	$2,591	$2,555

ROCKWELL COLLINS, INC.

CASH FLOW INFORMATION

(Unaudited)

(in millions)

	Year Ended September 30
	2003	2002
Operating activities:
Net income	$258	$236
Adjustments to arrive at cash provided by operating activities:
Depreciation	93	98
Amortization of intangible assets	12	7
Pension plan contributions	(123)	(46)
Deferred income taxes	105	50
Tax benefit from exercise of stock options	7	4
Changes in assets and liabilities, excluding effects of acquisitions divestitures, and foreign currency adjustments:
Receivables	2	122
Inventories	40	78
Accounts payable	(15)	(32)
Income taxes	(34)	5
Compensation and benefits	34	(3)
Other assets and liabilities	(5)	(66)

Cash provided by operating activities	374	453

Investing activities:
Capital expenditures	(72)	(62)
Acquisition of businesses, net of cash acquired	2	(193)
Investment in equity affiliates	(5)	(5)
Proceeds from the disposition of a business	—	15
Proceeds from the disposition of property	4	6

Cash used for investing activities	(71)	(239)

Financing activities:
Net decrease in short-term borrowings	(90)	(70)
Proceeds from exercise of stock options	29	17
Purchase of treasury stock	(154)	(102)
Cash dividends	(64)	(66)

Cash used for financing activities	(279)	(221)

Effect of exchange rate changes on cash	(7)	(4)

Change in cash	17	(11)
Cash at beginning of period	49	60

Cash at end of period	$66	$49

Free cash flow: (1)
Cash provided by operating activities	$374	$453
Capital expenditures	(72)	(62)
Proceeds from the disposition of property	4	6

Free cash flow	$306	$397

(1)	The Company defines free cash flow as cash provided by operating activities (a measure prescribed by accounting principles generally accepted in the United States of America) and the proceeds from dispositions of property, reduced by capital expenditures.